Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

CONVERSION RIGHT TRIGGERED FOR LABCORP’S ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE 2021

Burlington, NC, April 1, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that its Zero Coupon Convertible Subordinated Notes due 2021 (Zero Coupon Notes) may be converted as set forth below.

The Zero Coupon Notes are convertible into cash and Common Stock of LabCorp, if any, subject to the terms of the Zero Coupon Notes and the Indenture, dated as of October 24, 2006 between LabCorp and The Bank of New York Mellon, as trustee (Trustee) and the conversion agent.

In order to exercise the option to convert all or a portion of the Zero Coupon Notes, holders must validly surrender their Zero Coupon Notes at any time during the calendar quarter through the close of business at 5:00 p.m., New York City time, on Tuesday, June 30, 2015. The Trustee has informed LabCorp that, as of this date, all custodians and beneficial holders of the Zero Coupon Notes hold the Zero Coupon Notes through Depository Trust Company (DTC) accounts and that there are no certificated Zero Coupon Notes in non-global form. Accordingly, all Zero Coupon Notes surrendered for conversion must be delivered through the transmittal procedures of DTC.

Should Zero Coupon Notes be converted, LabCorp would be required to pay holders in cash for the accreted principal amount of the securities to be converted, with the remaining amount, if any, to be satisfied with shares of Common Stock. The shares required for settlement of the Zero Coupon Notes are included in LabCorp’s computation of fully diluted earnings per share.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2014, subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.